Execution Version

AMENDMENT NO. 3

TO

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 3 TO INVESTMENT SUB-ADVISORY AGREEMENT (the “Amendment”) is dated as of December 7, 2021, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (“VALIC”), a Texas life insurer, and Franklin Advisers, Inc. (the “Sub-Adviser”).

RECITALS

WHEREAS, VALIC and VALIC Company I entered into an Investment Advisory Agreement dated January 1, 2002 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), with respect to the Covered Funds reflected in Schedule A of the Advisory Agreement; and

WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated December 5, 2005 (as amended, restated or otherwise modified from time to time, the “Sub-Advisory Agreement”), with respect to the Global Strategy Fund, a Covered Fund; and

WHEREAS, the parties wish to amend Schedule A to the Sub-Advisory Agreement to reflect the revised subadvisory fee schedule of the Global Strategy Fund.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.	Section 9 Amendment. Section 9 to the Subadvisory Agreement is hereby amended and restated as follows:

All notices hereunder shall be given in writing (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to VALIC and to SUB-ADVISER at the address of each set forth below:

If to VALIC:	With a copy to:

The Variable Annuity Life Insurance Company Attn: Mutual Fund Legal 2919 Allen Parkway Houston, Texas 77019	SunAmerica Asset Management, LLC Attn: General Counsel Harborside 5,185 Hudson Street, Suite 3300 Jersey City, NJ 07311

If to SUB-ADVISER

Franklin Advisers, Inc. One Franklin Parkway San Mateo, CA 94403 Attn: Christopher J. Molumphy, EVP/CIO

2.	Schedule A Amendment. Schedule A to the Sub-Advisory Agreement is hereby amended to reflect the revised subadvisory fee schedule of the Global Strategy Fund.

3.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.

Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Sub-Advisory Agreement shall remain unchanged and shall continue to be in full force and effect.

5.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Sub-Advisory Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 3 as of the date first above

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY		FRANKLIN ADVISERS, INC.

By:	/s/ THOMAS M. WARD	By:	/s/ ED PERKS
Name:	Thomas M. Ward	Name:	Ed Perks
Title:	Authorized Signatory	Title:	President, Franklin Advisers, Inc.

SCHEDULE A

COVERED FUND(S)

Effective December 7, 2021

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

Covered Fund	Fee
Global Strategy Fund	0.24% on all assets